EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 8th day of August 2005 (the "Effective Date"), is by and between Lee C. Fields (the "Executive") and Infocrossing, Inc., a Delaware corporation (the "Company").

                                    RECITALS

WHEREAS, the Company desires to employ the Executive and to enter into this Agreement embodying the terms of such employment; and WHEREAS, the Executive desires to enter into this Agreement and to accept employment with the Company, subject to the terms and conditions of this Agreement.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, the parties hereto agree as follows:

1. Employment.

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company commencing on the Effective Date on the terms and conditions set forth in this Agreement.

2. Position and Duties.

(a) Position. During the term of his employment by the Company, the Executive shall serve as the President IT Outsourcing and shall report directly to the President of the Company.

(b) Duties. The Executive shall have such duties and authority consistent with the position of President, IT Outsourcing as shall be assigned to him from time to time by the Company's Chief Executive Officer, President, or Board of Directors. The Executive shall principally be responsible for selling and marketing the products and services of the Company and the following subsidiaries of the Company: Infocrossing Services, Inc.; Infocrossing Southeast, Inc.; Infocrossing Services Southeast, Inc.; Infocrossing West, Inc; and Infocrossing Services West, Inc. (collectively, the foregoing subsidiaries are referred to as the "Companies.") The Executive's duties and authority shall be those of a senior executive of the Company. The Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation while employed by the Company. Notwithstanding the foregoing, nothing herein shall preclude the Executive from: (i) engaging in charitable activities and community affairs and (ii) managing his personal investments and affairs; PROVIDED, HOWEVER, that the activities set out in clauses (i) and (ii) shall be limited by the Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

3. Place of Employment.

The Executive shall be employed at the Company's offices at 6620 Bay Circle Drive, Norcross, GA (subject to necessary and appropriate business related travel (including the Company's Leonia, NJ headquarters)).

4. Term.

(a) The term of the Executive's employment with the Company under this Agreement shall be for a continuous period of three (3) years (the "Term") commencing on the Effective Date.

5. Compensation and Benefits.

(a) Base Salary. During the Term, the Company shall pay the Executive an annual base salary of Three Hundred Thousand Dollars ($300,000) (the "Annual Base Salary") payable in accordance with the Company's regular payroll practices, but not less frequently than twice per month. The Annual Base Salary shall be reviewed by the Company's Board of Directors, or compensation committee of such board, at least annually and may be adjusted upwards (but not downwards).

(b) Performance Bonus. For the fiscal year ending December 31, 2005, the target bonus will be result of Three Hundred Thousand Dollars ($300,000) multiplied by a fraction, the numerator of which shall be the number of days from and including the Effective Date through December 31, 2005 and the denominator shall be three hundred sixty-five (365). Criteria for earning said bonus will be based equally on achievement of qualitative performance goals and quantitative organic revenue growth targets to be established by the Company's Board of Directors, or compensation committee of such board, within ninety (90) days of the Effective Date. In addition, the Executive will be eligible to receive an additional bonus relating to the year ending December 31, 2005 equal to the result of One Hundred Fifty Thousand Dollars ($150,000) multiplied by a fraction, the numerator of which shall be the number of days from and including the Effective Date through December 31, 2005 and the denominator shall be three hundred sixty-five (365). The superior performance goals will also be established by the Company's Board of Directors, or compensation committee of such board, within ninety (90) days of the Effective Date. For subsequent fiscal years, the Company's Board of Directors, or compensation committee of such board, will establish criteria and conditions to be satisfied for the Executive to earn the performance bonuses. Criteria for earning said bonus will be based equally on achievement of qualitative performance goals and quantitative organic revenue growth targets to be established by the Company's Board of Directors, or compensation committee of such board, within ninety (90) days of the commencement of the applicable fiscal year. The target bonus for each subsequent fiscal year will be a target of 100% of that year's current salary. Also, with respect to fiscal years beginning after December 31, 2005, the Executive will be eligible to receive an additional bonus with a target amount of 50% of that year's current salary with respect to a full fiscal year. The superior performance goals will also be established by the Company's Board of Directors, or compensation committee of such board, within ninety (90) days of the commencement of the applicable fiscal year. Any performance bonuses due to the Executive shall be paid to the Executive within two and one-half (2 1/2) months following the end of the applicable fiscal year. Notwithstanding the Executive's performance, the Company's Board of Directors, or compensation committee of such board, may adjust the actual bonus to be paid in the good faith discretion of such board or committee, as the case may be.

(c)Stock Options. On the Effective Date, the Executive shall be granted an option for two hundred thousand (200,000) shares of the Company's common stock pursuant to the Company's 2005 Stock Plan (the "Plan"), which option: (i) shall have an exercise price equal to the per share "Fair Market Value" (as defined in the Plan); (ii) shall have a term of ten (10) years; and (iii) shall vest as follows: twenty-five percent (25%) on the Effective Date; twenty-five percent (25%) twelve (12 ) months following the Effective Date; and thereafter, one twenty-fourth (1/24) per month over the next twenty-four (24) months. On each annual anniversary of the Effective Date beginning with the first anniversary of the Effective Date, the Company's Board of Directors, or compensation committee of such board, will consider whether the Executive should be granted additional awards pursuant to the Plan.

(d) Sign-on Bonus. The Executive will receive a sign-on bonus of one hundred thousand dollars ($100,000) to be paid in two (2) equal installments within the first six months of the Effective Date. The first installment will be paid at the end of the first payroll period following the Effective Date, with the second installment paid at the end of the first payroll period following six (6) months after the Effective Date. If the Executive's employment is terminated by the Company for "Cause," or by the Executive other than for "Good Reason" within six (6) months after the Effective Date, the gross amount of the sign-on bonus will be repaid to the Company in a lump sum within thirty (30) days after the "Date of Termination." "Cause," "Good Reason," and "Date of Termination" are defined below.

(e) Withholding. In addition to employee contributions to the Company's insurance and other benefit plans, the Company shall deduct and withhold from any compensation payments payable to the Executive all social security and other federal, state, and local taxes and charges in the minimum amounts (or such greater amounts as the Executive may from time to time request) which currently are or which hereafter may be required by law to be so deducted and withheld, including withholding pursuant to bonus withholding rates, as applicable. The Executive's employee contributions and withheld taxes, charges, etc., shall be referred to as "Payroll Deductions."

6. The Executive's Benefits.

(a) Vacation and Other Leave. During the term of the Executive's employment, the Executive shall be entitled each fiscal year to five (5) weeks paid vacation, and such other holiday, sick leave, personal days and other "leave" benefits commensurate with his position as a senior executive of the Company and in accordance with the Company's regular policies.

(b) Group Medical, Life and Disability Insurance. The Executive shall be entitled to participate in all of the Company's group health, life and disability insurance plans generally provided to its executives from time to time and shall be entitled to participate in any other benefit plans on the same basis as applicable to other executives of the Company. The Company agrees to reimburse the Executive for the cost of continuing his participation in his former employer's group health plan until the Executive is eligible to participate in the Company's health plan.

(c) Office. The Executive shall be furnished with an office at 6620 Bay Circle Drive, Norcross, GA and hire local administrative support services necessary to perform his duties.

7. Other.

(a) Reimbursement; Vouchers. The Company shall reimburse the Executive for all reasonable business expenses incurred, in accordance with the Company's policies, by the Executive in connection with his employment hereunder. The Executive shall submit to the Company such vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably requested by the Company.

(b) Automobile. The Company shall pay the Executive an additional benefit of Five Hundred Dollars ($500) per month as an automobile allowance.

8.Confidentiality Agreement.

Concurrently with the execution of this Agreement, the Executive shall execute the Company's standard Employee Confidentiality and Invention Assignment Agreement (the "Confidentiality Agreement").

9. Representation of the Executive.

The Executive hereby warrants and represents that he is not bound by any other agreement or subject to any other restriction which would either prevent him from entering into this Agreement or from performing his duties as contemplated hereunder.

10. Termination.

(a) Termination of Employment. The Executive's employment may be terminated (i) by the Company at any time with or without "Cause" (as defined below) (including, without limitation, due to the "Disability" (as defined below) of the Executive) and (ii) by the Executive at any time with or without "Good Reason" (as defined below). In addition, Executive's employment shall terminate upon the death of the Executive.

(b) Definitions.

(i) Disability. For purposes of this Agreement: (A) the Executive shall be "disabled" if the Company, in its reasonable discretion and after any period of leave required by federal or state law, determines that a physical or mental impairment or condition renders the Executive incapable of performing his essential job functions; (B) in making the determination of whether the Executive is disabled, the Company shall consider any reasonable accommodations that might enable the Executive to safely and successfully perform his essential job functions provided that: i) the Executive or his medical care provider advises the President of the Company of such potential accommodations; ii) the Executive or his medical care provider submits documentation establishing that the Executive's physical or mental impairment or condition substantially limits one or more major life activities; and iii) the accommodation sought or proposed by the Executive or his medical care provider does not pose an undue hardship on the Company; (C) without limiting the foregoing, the Executive's receipt of disability benefits under the Company's disability benefit plans or any privately owned long term disability insurance plan, or receipt of Social Security disability or workers' compensation benefits shall be deemed conclusive evidence of disability for purposes of this Agreement and shall dispense with any need for the Company to determine that the Executive is disabled; (D) upon making the determination referenced in 10.(b)(i)(A), the Company shall provide the Executive with thirty (30) days written notice setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for disability. Such termination shall not be effective if the Executive returns to regular and full-time performance of the Executive's essential job functions within such thirty (30) day period. The Company shall, in its sole discretion, determine whether the Executive has returned to regular and full-time performance of the Executive's essential job functions.

(ii) Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's prior written consent: (A) the occurrence of any material breach of this Agreement by the Company which remains uncured for a period of more than thirty (30) days after written notice of such breach and of the Executive's intention to terminate his employment for "Good Reason" if such breach is not remedied; (B) a failure by the Company to pay any amount due hereunder within ten (10) business days following written demand for payment, which demand shall state that the Executive intends to resign for Good Reason if such payment is not made within such ten (10) business day period; (C) the assignment to the Executive of duties or responsibilities materially inconsistent with the Executive's current position, duties or responsibilities, as contemplated by this Agreement, sufficient to constitute a substantial diminution of status within the Company which duties or responsibilities are not reassigned within thirty (30) days after written demand from the Executive, which demand shall state that the Executive intends to resign for Good Reason if such duties and responsibilities are not reassigned; or (D) a relocation of the office of the Company to which the Executive is required to report to a location more than fifty (50) miles from its current location of 6620 Bay Circle Drive, Norcross, GA or a requirement that the Executive relocate his residence from Alpharetta, Georgia.

(iii) "Cause" shall mean: (1) any act of theft, fraud, embezzlement, falsification of Company or customer documents, misappropriation of funds or other assets of the Company or other acts of dishonesty or misconduct involving the property or affairs of the Company or the carrying, out of the Executive's duties; (2) a conviction (by trial, upon a plea or otherwise) or the admission of guilt of any felony or misdemeanor involving moral turpitude or other act of dishonesty, fraud or deceit; or (3) the repeated material violation of any written policy or procedure of the Company subject to written notice with fifteen (15) days to cure.

(iv) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, or by reason of his Disability, the date all of the conditions to constitute a Disability have occurred, or, if upon expiration of the Term, the last day of the Term, (ii) if the Executive's employment is terminated for Cause, the date specified in the Notice of Termination, and (iii) if the Executive's employment is terminated for any other reason, the date which is seven (7) days after the date on which the Notice of Termination is given.

(v) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive shall be communicated by a written notice to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Any purported termination not satisfying the requirements of this subsection (v) shall not be effective.

11. Compensation Upon Termination of Employment

(a) Termination for Cause or Without Good Reason. In the event the Executive's employment is terminated by the Company for "Cause," or by the Executive other than for "Good Reason," both as defined above, (i) the Executive shall be owed all compensation and benefits accrued through the Date of Termination; (ii) the Executive shall receive such other benefits, if any, as may be provided to him under the terms of any employee benefit, incentive, option, stock award and other plans or programs of the Company in which he may be, or have been, a participant; and (iii) the Company shall have no further obligation to the Executive.

(b) Termination by the Company Other Than for Cause, Death, or Disability or by the Executive for Good Reason. In the event the Executive's employment is terminated by the Company other than for Cause, death, or Disability or is terminated by the Executive for Good Reason during the Term, the Executive shall be entitled to receive (i) all compensation and benefits accrued through the Date of Termination; (ii) the "Severance Benefit" as described below; and (iii) such other benefits, if any, as may be provided to him under the terms of any employee benefit, incentive, option, stock award and other plans or programs of the Company in which he may be, or have been, a participant except that the Company shall pay for cost of the Executive's continued participation in the Company's health plan until the earlier of the termination of the "Severance Period," as described below or if the Executive commences an employment or consulting relationship with any third party during the Severance Period, the date on which the Executive becomes eligible to participate in the group health plan of such third party. In addition, in the event of termination by the Company other than for Cause, death, or Disability or by the Executive for Good Reason, any unvested stock options due to vest during that fiscal year shall vest immediately and all stock options shall continue to be exercisable, subject to applicable law and in accordance with the Plan. The "Severance Period" shall equal twelve (12) months beginning on the day following the Date of Termination. The "Severance Benefit" shall equal the sum of (x) the Executive's Annual Base Salary at the time of termination multiplied by the "Severance Benefit Factor," as described below, and (y) an amount equal to the target bonus (and the additional target bonus) for the year in which termination occurs multiplied by a fraction, the numerator of which is the number of days in the fiscal year up to and including the Date of Termination and the denominator of which is three hundred sixty-five (365). The "Severance Benefit Factor" shall be one hundred percent (100%) if the date of termination for Cause or Good Reason occurs during the first twelve (12) months immediately following the Effective Date; eighty-three and thirty-three one hundredths percent (83.33%) if such termination date occurs during the twelve (12) months beginning on the first anniversary of the Effective Date; and sixty-six and sixty-six one hundredths percent (66.66%) if such termination date occurs during the twelve (12) months beginning on the second anniversary of the Effective Date. The Severance Benefit shall be payable in twenty-four (24) equal installments, in arrears, during the Severance Period. All payments of the Severance Benefit shall be net of applicable Payroll Deductions. If the Executive accepts employment or a consulting engagement with a third party during the Severance Period, the amount of any remaining installments of the Severance Benefit shall be reduced by fifty percent (50%) effective as of the date such employment or consulting engagement commences. The Company shall have no further obligation to the Executive.

(c)Termination for Death or Disability. If the Executive's employment is terminated due to the death or Disability of the Executive, the Executive's estate, heirs, legatees, or beneficiaries, as the case may be, shall be entitled to receive all compensation and benefits accrued through the Date of Termination as well as such other benefits, if any, as may be provided under the terms of any employee benefit, incentive, option, stock award and other plans or programs of the Company in which the Executive had been a participant. The Company shall have no further obligation to the Executive, or to his estate, or to his heirs, legatees, or beneficiaries.

12. Change in Control.

(a) Anything in this agreement to the contrary notwithstanding, in the event that there is a Change in Control, as defined below, any unvested stock options or other awards under the Plan shall vest immediately. The Executive shall be entitled to terminate employment voluntarily for any reason within ninety (90) days of the Change in Control. If the Executive elects to terminate his employment due to a Change in Control, within ninety (90) days following the Date of Termination: (i) the Executive shall be paid all compensation and benefits accrued through the Date of Termination, (ii) the Executive shall receive such other benefits, if any, as may be provided to him under the terms of any employee benefit, incentive, option, stock award and other plans or programs of the Company in which he may be, or have been, a participant; and
(iii) the Company shall have no further obligation to the Executive.

(b) "Change in Control" of the Company shall mean a sale by the Company of all or substantially all of its assets, a Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act or any successor thereto, provided that without limiting the foregoing, a Change in Control of the Company also shall mean the occurrence of any of the following events:

(i) any "person" (as defined under Section 3(a)(9) of the Act) or "group" of persons (as provided under Section 13d-3 of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 or otherwise under the Act), directly or indirectly (including as provided in Rule 13d-3(d)(1) of the Act), of capital stock of the Company the holders of which are entitled to vote for the election of directors ("voting stock") representing that percentage of the Company's then outstanding voting stock (giving effect to the deemed ownership of securities by such person or group, as provided in Rule 13d-3(d)(1) of the Act, but not giving effect to any such deemed ownership of securities by another person or group) equal to or greater than twenty-five percent (25%) of all such voting stock;

(ii) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (including for this purpose any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors of the Company (excluding any Board seat that is vacant or otherwise unoccupied); or

(iii) there shall be consummated any consolidation, merger, stock for stock exchange or similar transaction (collectively, "Merger Transactions") involving securities of the Company in which holders of voting stock of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting stock of the Company (or, if the Company does not survive the Merger Transaction, voting securities of the corporation surviving such transaction) having less than fifty percent (50%) of the total voting power in an election of directors of the Company (or such other surviving corporation).

(c) In the event it shall be determined that any payment or distribution of any type by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Company shall, within thirty days following the Executive's incurrence thereof, pay the Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

13. Non-Solicitation; Confidentiality.

(a) The Executive agrees and acknowledges that for a period of twelve (12) months after the termination of the Executive's employment with the Company for any reason, except if the Executive is entitled to receive the Severance Benefit, in which case the period shall be twelve (12) months after the due date of the final installment of the Severance Benefit, the Executive shall not, on behalf of himself or any other person, firm or entity, directly or indirectly
(i) solicit any customer or prospective customer of the Company or the Companies with whom he had material contact for the purpose of offering or providing computer outsourcing services that compete with those offered or provided by the Company or the Companies. For purposes of this restriction, "material contact" means interaction for the purpose of offering or providing computer outsourcing services or products to the customer or prospective customer; (ii) solicit for the purpose of offering or providing computer outsourcing services that compete with those offered or provided by the Company or the Companies any customer of the Company or the Companies with whom employees that Executive supervised in the last twelve (12) months of his employment had material contact (as that phrase is defined in subsection (i)). This subsection (ii) is further limited to the United States; (iii) solicit or recruit any employee, consultant, contractor, agent or representative of the Company or the Companies with whom Executive had contact, to end their employment or engagement with the Company. For purposes of this provision, "contact" means interaction for the purpose of conducting the business of the Company or the Companies.

(b) The Executive shall not use for competitive purposes, or divulge to any other person, firm or corporation (otherwise than in furtherance of the business purposes of the Company), any confidential information of the Company or the Companies. "Confidential Information" shall mean all information of a confidential nature and includes information contained in the current and potential customer lists, marketing and business plans and financial records of the Company or the Companies, and specifications of proprietary products under development and not yet marketed or sold by the Company or the Companies; provided, that confidential information shall not include (and the restrictions of this Section 13(b) shall not apply to) any information which: (i) is at the time of disclosure, part of the public domain or thereafter through no action of the Executive in violation of this Agreement, becomes a part of the public domain or is generally known in the computer outsourcing industry through no violation of this Agreement; (ii) information which has been publicly disclosed by the Company or any subsidiary in public announcements, press releases or in publicly available governmental filings; or (iii) is required to be disclosed by court order or compliance with governmental requirements or legal process. The confidentiality terms set forth in this Agreement will apply to all Confidential Information that is material non-public information relating to the Company or the Companies under applicable federal or state securities laws until such information ceases being material non-public information. The confidentiality terms set forth in this Agreement will apply to all Confidential Information that constitutes "trade secrets" of the Company or the Companies under applicable New Jersey trade secrets law for so long as such information is not generally known to the public. However, for all Confidential Information that does not rise to the level of being a trade secret under the applicable New Jersey trade secrets law, the confidentiality obligation not to use or disclose shall only survive for a period of twelve (12) months after the termination of the Executive's employment with the Company for any reason, except if the Executive is entitled to receive the Severance Benefit, in which case the period shall be twelve (12) months after the due date of the final installment of the Severance Benefit.

In addition to the foregoing, the Executive understands that certain federal and state laws impose obligations on the Company and the Companies to respect the privacy of customers and to protect the security and confidentiality of their customers and to prevent the disclosure of other material, non-public information. The Executive agrees that he will obey these laws.

(c) The Executive agrees that damages at law would not be an adequate remedy for violation of the covenants set forth in this Section 13 by the Executive, and he therefore agrees that these covenants may be specifically enforced against him in any court of competent jurisdiction.

14. Merger or Reorganization.

This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, the provisions of this Agreement shall be binding and shall inure to the benefit of the surviving or resulting corporation or the corporation to which such assets shall be transferred, and the Company shall require the successor to the Company as the Executive's employer (whether such succession is direct or indirect, by purchase, merger, consolidation or otherwise, to all or a substantial portion of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Company" shall mean the Company as hereinbefore defined and any successor to all or a substantial portion of its business and/or assets as aforesaid.

15. Arbitration.

Any controversy or claim arising out of or relating to this Agreement, the breach thereof or the coverage of this arbitration provision shall be settled by arbitration which shall be in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association as such rules shall be in effect on the date of delivery of demand for arbitration. The arbitration of such issues, including the determination of the amount of any damages suffered by either party hereto by reason of the acts or omissions of the other, shall be to the exclusion of any court of law. The decision of the arbitrator shall be final and binding on both parties and their respective heirs, executors, administrators, successors and assigns. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitration shall be conducted before a single arbitrator, such arbitrator being reasonably satisfactory to each party, in New York, NY. The Company shall pay the costs and expenses of such arbitration, and each party shall separately pay his or its attorneys' fees and expenses. Nothing contained herein shall be construed or interpreted to preclude the Company prior to, or pending the resolution of, any matter subject to arbitration from seeking injunctive relief in a New Jersey court for any breach or threatened breach of any of the Executive's agreements in Section 13 hereof.

Executive's Initials:  LCF                Company Initials:   RBW

16. Non-Assignability.

The obligations of the Executive hereunder are personal and may not be assigned or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer.

17. Amendment.

This Agreement contains the entire agreement of the parties. It may not be changed orally but only by a written agreement executed by both of the parties hereto.

18. Notices.

All notices which a party is required or may desire to give to the other party under or in connection with this Agreement shall be sufficient if given by addressing same to the other party as follows:

If to the Executive to:

                                  Lee C. Fields
                               525 Pennroyal Lane
                            Alpharetta, Georgia 30004

                                 With a copy to:
                             William D. Friend, Esq.
                             Friends, Hudak & Harris
                         Three Ravina Drive, Suite 1450
                           Atlanta, Georgia 30346-2117

                              If to the Company to:
                               Infocrossing, Inc.
                            2 Christie Heights Street
                            Leonia, New Jersey 07605
                               Attention: Chairman

                                 With a copy to:
                               Infocrossing, Inc.
                            2 Christie Heights Street
                            Leonia, New Jersey 07605
                           Attention: General Counsel

or at such other place as may be designated in writing by like notice. Any notice shall be deemed to have been delivered when addressed as required herein and deposited, postage prepaid, in the United States Mail.

19. Indemnification.

The Company will indemnify the Executive (and his legal representatives, heirs, estate or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of any proceeding) by the laws of the jurisdiction of the incorporation of the Company as in effect at the time of the subject act or omission, or by the certificate of incorporation and by-laws of the Company as in effect at such time or on the date of this Agreement, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords or afforded greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for a person serving or having served in the positions and offices in which the Executive is serving or has served), against all costs, charges and expenses whatsoever incurred or sustained by him (or his legal representatives, heirs, estate or other successors) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which he (or his legal representatives, heirs, estate or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any subsidiary, or by reason of his serving or having served any other enterprise as a director, officer or employee at the request of the Company or any subsidiary.

20. Waiver; Modification.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

21. Severability.

The various Sections of this Agreement are severable, and if any Sections or an identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction, then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Sections or identifiable parts thereof in this Agreement, and the parties hereto agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement, to the extent required for the purposes of the validity and enforcement hereof.

22. Choice of Law; Jurisdiction.

This Agreement shall be governed by the laws of the State of New Jersey without reference to such State's conflict of law rules. Each party irrevocably consents to the exclusive jurisdiction of the courts of the state or federal courts located in New Jersey and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

23. Entire Agreement.

This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the Company and the Executive, whether written or oral, relating to any or all matters covered by, and contained or otherwise dealt with, in this Agreement. No agreements or representations, oral or otherwise, express or implied, have been made by either party with respect to the subject matter of this Agreement, unless set forth expressly in this Agreement.

24. Beneficiaries; References.

The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election by giving the Company written notice thereof. In the event of the Executive's death, Disability or a judicial determination of his incompetence, all references in the Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

25. Compliance With Section 409A of the Code.

It is intended that all applicable provisions of this Agreement comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted and operated in accordance with such requirements, where applicable.

26. Interpretation.

The division of this Agreement into Sections, and subsections and the insertion of headings are for convenience of reference only and will not affect its construction or interpretation. Terms of gender will be deemed interchangeable, as will singular and plural terms, in each case, unless the context otherwise requires.

27. No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                        [SEPARATE SIGNATORY PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date hereinabove set forth.

                                           THE EXECUTIVE

                                           By: /s/ LEE C. FIELDS
                                              ---------------------------------
                                                  Name:Lee C. Fields


                                           INFOCROSSING, INC.

                                           By:/s/ ROBERT B WALLACH
                                              ---------------------------------
                                                  Name: Robert B Wallach
                                                  Title:President & COO